Exhibit 10.2

CONFIDENTIAL SERVICES AGREEMENT

This Confidential Services Agreement (hereinafter referred to as "Agreement") is effective as of the 5th day of June, 2019 (hereinafter “the Effective Date”), by and between Don Polly, LLC, a Nevada limited liability company, (hereinafter referred to as "Don Polly"), and Charlie’s Chalk Dust, a California limited liability company, (hereinafter referred to as "Contractor"). Contractor and Don Polly shall collectively be the “Parties”.

WHEREAS, Contractor possess highly unique knowledge, skills, and abilities including, but not limited to those involving the marketing, sale, business development and customer service operations necessary to significantly increase the sales of Don Polly’s products and goods, develop and proliferate Don Polly’s brand, and enable Don Polly to reach new customers, and markets while satisfying and retaining existing customers; and

WHEREAS, Don Polly is distributor and purveyor of consumer goods infused with cannabinoids including cannabidiol (CBD) who wishes to engage Contractor to perform Services so that Don Polly may utilize the same to increase the likelihood of its profitability and commercial success.

NOW, THEREFORE, in consideration of the mutual promises agreed to herein, the Parties hereto agree as follows:

1. SERVICES.

1.1 Nature of Services. Contractor will, at Don Polly’s request, work on the development and creation, and will create, Don Polly’s sales strategy, brand, brand development and brand strategy, marketing strategy, and marketing collateral, customer service strategy and at Don Polly’s request, perform sales functions, branding functions, marketing functions, and functions relating to Don Polly’s customer service operations. Contractor understands the Don Polly wishes to outsource this work to Contractor and the Parties agree that Contractor will perform all of the above work, functions and services (collectively, the “Services”) as requested by and on behalf of Don Polly. The Parties agree that the Services shall be done by Contractor exclusively on a “work for hire basis”, as that term is understood within the meaning of the Copyright Act of 1976, as amended. The Parties agree that the Services have been and will be specifically ordered and specifically commissioned by Don Polly. The Services shall be requested by Don Polly in person and/or via electronic mail via an email address provided by Don Polly to Contractor. Don Polly agrees that Contractor's services need not be rendered at any specific location and may be rendered via email or other forms of communication, whether virtually, remotely or in person, and at any location selected by Contractor. Nothing in this Agreement shall require or permit Contractor to exert any direction, management, or control over Don Polly in Contractor’s providing the Services and nothing shall require or permit Don Polly to exert any direction, management or control over Contractor. Notwithstanding the above, it is understood that Don Polly shall provide guidance to Contractor with respect to the Services so that Contractor, in its capacity as an independent contractor may perform the Services that Don Polly specifically commissions Contractor to perform as an independent contractor.

2. Assignment. To the extent that any intellectual property Contractor creates in connection with Contractor’s specially commissioned work for Don Polly does not qualify as “work for hire”, within the meaning of the Copyright Act of 1976, as amended, Contractor hereby assigns to Don Polly any right, title or interest that Contractor may have or may be able to obtain with respect to such specially commissioned work including all copyrights, trademarks, patents, and other proprietary rights for valuable consideration hereby acknowledged. Contractor further agrees to sign, upon 72 hours of request of any Commissioning Don Polly any documents needed to confirm such assignment to Don Polly.

3. License. Notwithstanding the “Work for Hire” and “Assignment” provisions above, in the event that Contractor is deemed to own or have any intellectual property rights that are used, embodied, or reflected in specially commissioned work for Don Polly, or any component or derivative thereof, Contractor hereby grants Don Polly, its successors and assigns, an irrevocable, perpetual, exclusive, worldwide, royalty-free right and license to use, execute, reproduce, display, and exploit all intellectual property rights that Contractor may otherwise have.

4. Authority. Contractor warrants and represents that (i) Contractor has the legal right and authority to enter into this Agreement and perform its obligations under this Agreement; (ii) the performance of Contractor’s obligations hereunder will not violate any applicable laws or regulations or cause a breach of any agreements with any third parties; (iii) Contractor will perform the services required by this Agreement in a professional and workmanlike manner in accordance with the generally accepted professional standards in effect at the time of such performance.

5. Remedies. Contractor agrees that any breach, or threatened breach, of this Agreement by Contractor could cause irreparable damage to Don Polly and that in the event of such breach, or threatened breach, Don Polly shall have, in addition to any and all remedies of law, the right to an injunction, specific performance and all other equitable relief to prevent the violation of any of Contractor’s obligations hereunder without the necessity of any proof of actual damages or the posting of a bond or other security.

6. Inconsistent Acts. Contractor agrees that Contractor will take no act in furtherance of Contractor’s obligations under this Agreement which may or actually cause harm of any kind to Don Polly or expose the Don Polly to liability for damages to Contractor, Contractor’s youth athletes, spectators, parents or guardians of any youth athlete or any third party.

7. Reimbursements. Don Polly will reimburse Contractor for all business expenses which are preapproved in writing by Don Polly and incurred or paid by Contractor in the performance of Contractor’ duties and responsibilities for Don Polly. Contractor agrees not to incur any expense greater than $550.00 without written preapproval from Don Polly. Contractor agrees that Don Polly shall not be liable for any expense which has not first been preapproved in writing.

8. Termination of Contractor. This Agreement shall be unilaterally terminable by Contractor in Contractor’s sole discretion, and terminable by Contractor at any time Contractor wishes.

8.1 Relationship of the Parties. Contractor enters into this Agreement as, and shall continue to be, an independent contractor. All Services shall be performed only by Contractor. Under no circumstances shall Contractor, or any of Contractor's employees, directors, or officers, look to Don Polly as his/her employer, or as a partner, agent or principal, and vice versa. Neither Contractor, nor any of Contractor's employees, directors, or officers, shall be entitled to any benefits accorded to Don Polly's employees, including without limitation worker's compensation, disability insurance, vacation, or sick pay. Contractor, if it so choses in its sole discretion, shall be responsible for providing, at Contractor's expense, and in Contractor's name, unemployment, disability, worker's compensation and other insurance to Contractor’s employees.

9. Compensation. In exchange for providing the Services, Don Polly shall pay to Contractor the rate as set forth on “Exhibit A” attached hereto and made part hereof. The rate set forth on Exhibit A may be updated from time to time based on then-current market conditions, upon mutual written agreement between the Parties. Payment shall be made on a quarterly basis on a day agreed upon by the Parties. No other fees and/or expenses will be paid to Contractor, unless such fees and/or expenses have been approved in advance by Don Polly in writing. Contractor shall be solely responsible for any and all taxes, Social Security contributions or payments, disability insurance, unemployment taxes, and other payroll type taxes applicable to such compensation

10. Protection of Don Polly's Confidential Information.

10.1 Confidential Information. Don Polly now owns and will hereafter develop, compile and own certain proprietary techniques, trade secrets, and confidential information which have great value in its business (collectively, “Don Polly Information”). Don Polly may disclose Don Polly Information to Contractor during Contractor's performance of the Services. Don Polly Information includes not only information disclosed by Don Polly, but also information developed or learned by Contractor during Contractor's performance of the Services. Don Polly Information is to be broadly defined and includes all information which has or could have commercial value or other utility in the business in which Don Polly is engaged or contemplates engaging or the unauthorized disclosure of which could be detrimental to the interests of Don Polly, whether or not such information is identified by Don Polly. By way of example and without limitation, Don Polly Information includes any and all information concerning discoveries, developments, designs, improvements, inventions, formulas, recipes, software programs, processes, techniques, know-how, data, research techniques, customer and supplier lists, marketing, sales, pricing or other financial or business information, scripts, and all derivatives, improvements and enhancements to any of the above. Don Polly Information also includes like third-party information, which is in Don Polly's possession under an obligation of confidential treatment.

10.2  Protection of Confidential Information. Contractor agrees that at all times during or subsequent to the performance of the Services, Contractor will keep confidential and not divulge, communicate, or use Don Polly Information, except for Contractor's own use during the Term of this Agreement to the extent necessary to perform the Services. Contractor further agrees not to cause the transmission, removal or transport of tangible embodiments of, or electronic files containing, Don Polly Information from Don Polly's principal place of business, without prior written approval of Don Polly.

10.3 Exceptions. Contractor's obligations with respect to any portion of the Don Polly Information as set forth above shall not apply when Contractor can document that (i) it was in the public domain at the time it was communicated to Contractor by Don Polly; (ii) it entered the public domain subsequent to the time it was communicated to Contractor by Don Polly through no fault of Contractor; (iii) it was in Contractor's possession free of any obligation of confidence at the time it was communicated to Contractor by Don Polly; or (iv) it was rightfully communicated to Contractor free of any obligation of confidence subsequent to the time it was communicated to Contractor by Don Polly.

10.4 Don Polly Property. All materials, including without limitation documents, drawings, drafts, notes, designs, computer media, electronic files and lists, including all additions to, deletions from, alterations of, and revisions in the foregoing (together the “Materials”), which are furnished to Contractor by Don Polly or which are developed in the process of performing the Services, or embody or relate to the Services, the Don Polly Information or the Innovations (as defined below), are the property of Don Polly, and shall be returned by Contractor to Don Polly promptly at Don Polly's request together with any copies thereof, and in any event promptly upon expiration or termination of this Agreement for any reason. Contractor is granted no rights in or to such Materials, the Don Polly Information or the Innovations, except as necessary to fulfill its obligations under this Agreement. Contractor shall not use or disclose the Materials, Don Polly Information or Innovations to any third party.

11. Assignment of Inventions & Copyrights.

11.1 Definition of Inventions. Contractor understands that the term “Inventions” in this Agreement means any and all ideas, concepts, inventions, discoveries, developments, modifications, improvements, know-how, trade secrets, data, designs, diagrams, plans, specifications, methods, processes, techniques, formulas, algorithms, tools, works of authorship, derivative works, software, content, textual or artistic works, mask works, video, graphics, sound recordings, structures, products, prototypes, systems, applications, creations and technologies in any stage of development, whether or not patentable or reduced to practice and whether or not copyrightable.

11.2 Contractor agrees that unless otherwise specified and agreed to by Don Polly in writing, all Materials created or modified by Contractor in connection with the Services, including, without limitation, all Inventions, works of authorship, inventions, research, developments, discoveries, processes, ideas, methods, concepts and other tangible and intangible materials (collectively, “Work Product”), shall be “work for hire” and that Don Polly shall be the exclusive owner of the Work Product and all intellectual property rights associated with the Work Product, including all trademarks, patents or copyrights contained therein. To the extent any Work Product does not qualify as “work for hire,” Contractor hereby assigns ownership of all such Work Product to Don Polly. Contractor agrees to take all reasonable measures, to assist Don Polly in perfecting all rights Don Polly has in any Work Product or intellectual property Contractor creates for Don Polly pursuant to this Agreement. Contractor hereby appoints Don Polly as its attorney-in-fact with the limited power to execute assignments of such Work Product and Inventions.

11.3 Assignment of Inventions. Contractor hereby assigns to Don Polly, the entire right, title, and interest in and to the Inventions and Work Product, and any and all applications for patent and patents in any and all countries, including all divisions, continuations, reissues, and extensions thereof and all rights of priority resulting from the filing of any application. Contractor further authorizes and requests any official whose duty it is to issue patents to issue any patent on said invention or resulting therefrom to Don Polly, or its successors, assigns, or nominees, and Contractor agrees that on request and without further consideration, but at the expense of Don Polly, Contractor will communicate to Don Polly or its representatives or nominees any facts known to Contractor respecting said improvements and testify in any legal proceedings, sign all lawful papers, execute all divisional, continuing, and reissue applications, make all rightful oaths, and generally aid Don Polly, its successors, assigns, and nominees to obtain and enforce proper patent protection for said invention in all countries.

12. Ownership of Work Product and Inventions. Contractor acknowledges that Work Product and Inventions and the associated Intellectual Property Rights may have substantial economic value, that any and all proceeds resulting from use and exploitation thereof shall belong solely to Don Polly, except as otherwise provided for in this Agreement, and that the compensation Contractor receives from Don Polly for the Services, Work Product and Inventions Contractor provides Don Polly under this Agreement includes fair and adequate consideration per the work for hire doctrine, and for all assignments and waivers hereunder so that ownership of such Work Product, Inventions or other fruits of the Services belong solely to Don Polly.

13. REPRESENTATIONS AND WARRANTIES

13.1 Contractor Representation and Warranty. Contractor represents and warrants that it has the right, power and authority to enter into this Agreement and to grant the rights herein granted; that to Contractor’s knowledge, Don Polly's use of the Licensed Artwork will not violate or infringe upon the right of any third party.

13.2 Don Polly Representation and Warranty. Don Polly represents and warrants that it has the right, power and authority to enter into this Agreement and to fully perform all of its obligations hereunder.

14. TERM AND OPTION

14.1 Term. This license shall commence on the Effective Date and shall exist in perpetuity, unless earlier terminated in accordance with the terms and conditions set forth herein.

15. BOOKS AND RECORDS

15.1 Don Polly shall keep complete books of account and records in accordance with generally accepted accounting principles of all activities under this Agreement. Such books of account and records shall be retained by Don Polly and kept available for at least five (5) years after the termination of this Agreement for possible inspection, copying, extracting and/or audit by Contractor.

15.2 Contractor shall have the right to conduct audit with respect to the books, records, factory invoices and all other documents and material in the possession or under the control of Don Polly relating to this Agreement, the cost of which shall be borne by the Contractor.

16.  Confidentiality/Non-Disclosure. To perform Services, Contractor understands it will be informed by or create for, Don Polly of highly confidential, valuable, trade secret and otherwise protected information. Such highly confidential and/or trade secret information includes but is not limited to: a) the names, emails, contact information, phone numbers, addresses of Don Polly’s customers, vendors, and employees; b) costs and budgets incurred by Don Polly; c) strategic plans; d) business strategies; and e) sales, marketing, business development, branding, and customer service methodologies. Contractor agrees that, during Contractor’ term of engagement, and at all times thereafter, not to disclose to anyone, and separately, not use for the benefit of Contractor or any third party any information which Contractor knows or should reasonably know, is highly valuable, confidential, secret, trade secret or otherwise protected information of Don Polly including the information described above (collectively “Confidential Information”). Contractor shall not disclose any Confidential Information that Contractor receives or is otherwise privy to relative to its relationship with Don Polly. Contractor further agrees and shall not at any time, use any such information that has been garnered by or provided to Contractor, while engaged by Don Polly except in furtherance of the course of Contractor’s engagement by Don Polly hereunder, and if Contractor’s engagement terminates, any such information stored in any tangible medium will be returned or destroyed, as directed by Don Polly. Contractor further represents that his performance of all the terms of this Agreement, does not and will not breach any other agreement Contractor is now or will in future be bound by. Contractor agrees to keep in strict confidence all proprietary information and Confidential Information acquired by Contractor from Don Polly and further agrees to not share any Confidential Information with anyone. Contractor represents that Contractor has not entered into, and will not enter into, any agreement either written or oral in conflict herewith and shall not enter into any such contract in future.

A. “Highly Confidential Information” shall mean any information which Contractor knows or should reasonably know is highly valuable, confidential, secret, trade secret or otherwise protected information of Don Polly whether, written or oral, which Contractor knows or should reasonably know that, under the circumstances, is proprietary or confidential. The Parties agree and it is understood that this Agreement is itself, “Highly Confidential” in nature and is not to be shared without prior written approval of the Parties.

B. “Trade secret” shall mean information relative to Don Polly’s method of operations, and objectives, trade partners, pricing information, financial information utilized by Don Polly, custom computer software or hardware, system documentation, product offerings, manuals, processes, methods, inventions or other information or materials relating to Don Polly’s affairs that are not otherwise publicly available and for which steps are routinely taken by Don Polly to protect such trade secrets from disclosure. Additionally, Contractor agrees that customer lists, customers’ identities, contact information such as phone numbers and e-mail addresses, vendor lists, vendors’ identities, vendors’ contact information including their phone numbers and e-mail addresses, pricing lists, product information and testing results, business and financial data, information regarding marketing strategies and development of operations, strategic partnerships or products in the United States or abroad are specifically within the definition of trade secrets for the purposes of this agreement, to the extent he are the result of Don Polly’s work product and/or not generally known to the public or to other persons who would otherwise obtain economic value, actual or potential, should such information be disclosed.

C. Non-Disclosure: Contractor further agrees not to share with or use Confidential Information, Highly Confidential Information or Trade Secret information to anyone. Additionally, Contractor specifically agrees not to share such information with anyone for the benefit of any person or entity other than Don Polly, especially any competitor to Don Polly. This duty of non-disclosure shall be in perpetuity and survive and continue in the event Contractor’s relationship with Don Polly ever ceases. Contractor explicitly acknowledges that any such disclosure would constitute a misappropriation of protected trade secrets, resulting in unfair competition to Don Polly and that Contractor shall be liable to Don Polly for all damages. In addition, although it may be self evident, Contractor agrees that during Contractor’s engagement with Don Polly, Contractor will not, directly or indirectly, lend any advice or assistance, or engage in any activity or act in any manner, for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities competitive with the business of Don Polly as it is conducted at any time during Contractor’ engagement without the express and written pre-approval of Don Polly. Contractor acknowledges that trade secrets constitute a major asset of Don Polly, and that the use, misappropriation or disclosure of trade secrets would constitute a breach of trust and could cause irreparable injury to Don Polly and that it is essential for the protection of each Don Polly’s goodwill and maintenance of each Commissioning Don Polly’s competitive position that the trade secrets be kept secret and that Contractor neither disclose the trade secrets to others nor use the trade secrets to Contractor’ own advantage or to the advantage of others during Contractor’ engagement or at any time after. Contractor expressly agrees that any effort by Contractor to use such information, except as authorized by each Don Polly, would constitute a violation of Contractor’ fiduciary duties while engaged by each Don Polly.

D. Non- Circumvent: Contractor covenants that Contractor will not in any way, either on Contractor’s own or via any corporate entity or individual that Contractor may currently, in past or in future work with, solicit any of Don Polly’s clients, employees or vendors to engage in any business related to or competitive to, those discussed and/or performed with Don Polly without Don Polly’s written preapproval and consent. This non-circumvent obligation shall exist throughout Contractor’s engagement with Don Polly and extend for 4 years after the date of conclusion of the Term. For purposes of clarity, Don Polly does not wish to limit Contractor’s ability to perform work, for competitors or otherwise, however, Don Polly and Contractor explicitly agree that the intent of this non-circumvent clause is to protect Don Polly from Contractor using Don Polly’s confidential customer lists, emails, addresses, reports, consumer information and profiles, intellectual property, trade secrets or business relationships to benefit any third party especially any competitor to Don Polly.

17. Non-Solicitation of Business Partners, Clients, Staff, Contractors and Independent Contractors. Contractor hereby acknowledges that the contact information of the each Don Polly’s business partners, clients, affiliates, contractors and independent contractors is confidential and that Contractor will not solicit any such person engaged by any Don Polly away from the employ of any Don Polly during the term of Contractor’ engagement and for a period of 4 (four) years after the conclusion of the Term, without the express written preapproval of Don Polly.

18. Headings. The headings of Sections herein are used for convenience only and shall not affect the meaning of contents hereof.

19. Waiver; Amendment. No provision hereof may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties hereto.

20. Severability. If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals there from shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.

21. Governing Law. This Agreement and any claim or controversy arising out of or relating to it, shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California . This Agreement shall be binding on the parties, their affiliates, subsidiaries, successors and assigns.

22. Venue and Alternate Dispute Resolution. Notwithstanding the provision pertaining to Don Polly’s unilateral right to seek equitable relief, the Parties agree that any and all disputes concerning Contractor’s relationship with Don Polly will be heard before an arbitrator in Orange County, California (the “Arbitrator”). The Parties agree that the Parties shall split the costs of Arbitration with respect to the Arbitrator’s fees but that each Party shall bear its own costs regarding Arbitration and attorney fees and that an disputes that can not be resolved between them shall be submitted for arbitration within 30 days upon notice of demand to arbitrate.

23. Equitable Relief. In the event of a breach or a threatened breach of any of the provisions contained in this Agreement, Contractor acknowledges that Don Polly will respectively, suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law. Accordingly, Don Polly shall be entitled to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual, without having to post bond. The foregoing shall be in addition to and without prejudice to any other rights that Don Polly may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages including attorney’s fees for which Contractor agrees to be liable

24. NOTICES. All notices required by this Agreement shall be in writing and shall be transmitted by email.

To Don Polly:

Attn: Ryan Stump
email:Ryan.Stump5@gmail.com

To Contractor:

Attn: Brandon Stump
email: Brandon@CharliesChalkDust.com

with copies for notice to both Don Polly and Contractor to: Phillip.Daman@DamanLLP.com; Andre.StLaurent@DamanLLP.com

25. GOVERNING LAW. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of California, and of the USA.

26. FORCE MAJEURE. Neither Party shall be in default of this Agreement by reasons of its delay in the performance of, or failure to perform, any of its undertakings if such delay or failure is caused by force majeure. Force majeure includes, but is not limited to, strikes, riots, fire, explosions, acts of God or public enemy, rebellions, civil strife, interference by military authorities, compliance with governmental statutes, rules, regulations, decrees, including consent decrees, of courts of the Territory, and any other similar event beyond a party's reasonable ability to control. The Party unable to perform shall promptly notify the other Party and shall use its best efforts to recommence performance as soon as possible. The Party against whom force majeure is invoked shall have the right to suspend performance of its obligations under this agreement until resumption of full performance by the other Party.

27. NO AGENCY OR PARTNERSHIP. No agency or partnership or joint venture of any sort is created by this Agreement. Neither Party shall make any representation to the contrary. Both Parties shall have the obligation to correct any misunderstanding by any third party with respect to this Section, if such misunderstanding is known to the party.

28. NO PARTY DEEMED DRAFTER. This Agreement is to be deemed to have been drafted jointly by the Parties and any uncertainty or ambiguity shall not be construed for or against either party based on attribution of drafting by either party.

29. ASSIGNMENT/SUB-LICENSE. This Agreement is not assignable by Contractor without the express, prior written consent of Don Polly, which shall not be unreasonably withheld.

30. NO WAIVER. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

31. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Such provision shall be ineffective in the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. Any unenforceable provision will be replaced by a mutually acceptable provision, which comes closest to the intention of the parties at the time the original provision was agreed upon.

32. ENTIRE AGREEMENT. This Agreement constitutes the entire, final, and complete Agreement between the Parties with respect to Services and supersedes all previous agreements or representations, written or oral, with respect to Services. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each Party. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect. Any waiver (express or implied) by either Party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

The Parties hereto have each caused this Agreement to be signed and delivered by its duly authorized representative as of the date first written above.

DON POLLY, LLC	CONTRACTOR

/s/ Ryan Stump	/s/ Brandon Stump
Ryan Stump	Brandon Stump
Don Polly, LLC	Charlie’s Chalk Dust, LLC
Date: 06/05/2019	Date: 06/05/2019

APPENDIX A to SERVICE AGREEMENT

PAYMENT TO CHARLIE’S CHALK DUST FOR SERVICES AND RIGHTS

Don Polly, LLC, shall pay to Charlie’s Chalk Dust, LLC, twenty five percent (25%) of “Net Profits” of Don Polly, LLC. “Net Profits” is defined as “all net sales less all costs and expenses to operate Don Polly LLC’s business.” All payment to Charlie’s Chalk Dust, LLC shall be payable within 45 days at the close of each of Don Polly LLC’s fiscal quarters.